Exhibit 99.1

ARIAD Reports Third Quarter 2009 Development Progress and Financial Results

~ SUCCEED Trial Full Patient Enrollment On Track for Year-end 2009

~ Proof-of-Concept Clinical Data of AP24534 to be Presented at ASH

CAMBRIDGE, Mass.--(BUSINESS WIRE)--November 5, 2009--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the third quarter and nine months ended September 30, 2009 and provided an update on corporate developments.

SUCCEED Trial Full Enrollment Expected at Year-End

ARIAD reaffirmed that the global, Phase 3 SUCCEED trial of oral ridaforolimus in patients with metastatic soft tissue and bone sarcomas remains on track for full enrollment around year-end 2009.

The independent Data Monitoring Committee (DMC) of the SUCCEED trial completed the first interim efficacy analysis as specified by the study protocol in September of this year and recommended that this randomized, placebo-controlled trial continue to full patient enrollment and completion. The DMC made this recommendation after reviewing the pre-specified statistical analyses and available data on the safety and efficacy of oral ridaforolimus. The DMC indicated that the safety data from the first interim analysis are consistent with the known safety profile of ridaforolimus, and no modifications to the study protocol were recommended.

The report of the second interim efficacy analysis, which will be based on approximately two-thirds of the total number of progression-free survival (PFS) events in the trial, is expected around the end of the first quarter of 2010, as previously announced. The final analysis of all PFS events is expected at approximately the end of the third quarter of 2010. The complete SUCCEED trial is 90 percent powered to show a 33 percent improvement in median PFS comparing the drug-treated and placebo arms of the trial.

“The recommendation by the DMC to continue the SUCCEED trial to completion was an important step in the development of oral ridaforolimus as a potential new treatment option for patients with metastatic sarcomas, and we are very pleased to be on schedule for full enrollment around the end of the year,” stated Harvey J. Berger, M.D. chairman and chief executive officer of ARIAD.

AP24534 Clinical Data to be Presented at ASH

Leading cancer investigators will present Phase 1 clinical proof-of-concept data on ARIAD’s investigational, pan-BCR-ABL inhibitor, AP24534, in patients with drug-resistant and refractory chronic myeloid leukemia (CML) and other hematological cancers at the upcoming American Society of Hematology annual meeting in December. Preliminary trial results on AP24534 that were announced earlier this quarter provide initial clinical evidence of hematologic, cytogenetic and molecular responses and anti-cancer activity of AP24534 in heavily pretreated patients with resistant and refractory CML and Philadelphia-positive acute lymphoblastic leukemia, including those with the T315I mutant variant of the target protein, BCR-ABL.

More than 40 patients have been enrolled in the trial to date at five medical centers in the United States. All CML patients have been previously treated with the currently available first- and second-generation targeted therapies for CML and, in most instances, other investigational agents as well. Pending further analysis of the results of this trial and discussions with regulatory authorities, ARIAD believes that it will be able to proceed to a registration trial of this product candidate in 2010.

Other Development Progress

In addition to the SUCCEED trial, ARIAD and its ridaforolimus partner, Merck & Co., Inc., are making steady progress in other clinical trials, including:

  Complete enrollment in the Phase 2 clinical trial of oral ridaforolimus in combination with trastuzumab (Herceptin®) in patients with Her-2 positive, resistant and refractory metastatic breast cancer. Preliminary data from this study were announced earlier this quarter, and updated findings will be presented at the San Antonio Breast Cancer Symposium in December.
  Continuing Phase 2 clinical trials of oral ridaforolimus in patients with advanced endometrial, prostate and non-small cell lung cancers.
  Continuing enrollment in the Phase 1 study of MK-0646, Merck’s IGF-1R human monoclonal antibody, in combination with oral ridaforolimus.

Financial Highlights

For the quarter ended September 30, 2009, ARIAD reported a net loss of $20.8 million, or $0.21 per share, compared to a net loss of $20.0 million, or $0.29 per share, for the same period in 2008. For the nine-month period ended September 30, 2009, ARIAD reported a net loss of $62.0 million, or $0.70 per share, compared to a net loss of $54.3 million, or $0.78 per share for the nine-month period ended September 30, 2008.

These results reflect increases in research and development expenses in 2009 compared to 2008 due to the continued advancement of ARIAD’s development programs for its lead investigational product candidates, ridaforolimus and AP24534, as well as non-cash charges related to revaluation of ARIAD’s warrant liability. These increases and non-cash charges were offset in large part by decreases in general and administrative expenses in 2009 compared to 2008, due to reduction in activities and costs related to corporate and commercial development initiatives and patent litigation.

On August 7, 2009, ARIAD raised net proceeds of $35.6 million in an underwritten offering of 21.85 million shares of its common stock. The purchase price in this offering was $1.75 per share. This offering, along with ARIAD’s offering in February 2009, has resulted in a total of $58.4 million of funding raised this year to support its product development progress.

For the nine-month period ended September 30, 2009, cash used in operations was $36.0 million, compared to $36.4 million for the same period in 2008. ARIAD ended the third quarter of 2009 with cash, cash equivalents and marketable securities of $57.5 million, compared to $39.1 million at December 31, 2008.

Upcoming Medical Meetings

Clinical data will be presented at the following upcoming medical meetings:

  American Society of Hematology annual meeting in New Orleans, LA, December 7, 2009 - Phase 1 clinical proof-of-concept data on AP24534.
  San Antonio Breast Cancer Symposium, San Antonio, TX, December 11, 2009 - Phase 2 clinical data on ridaforolimus in combination with trastuzumab in patients with Her-2 positive metastatic breast cancer.

Upcoming Investor and Partnering Meetings

ARIAD will make a corporate presentation at the following upcoming investor conferences:

  Lazard Capital Markets 6th Annual Healthcare Conference, New York, NY, November 17, 2009.
  Windhover’s Therapeutic Area Partnerships Conference, Boston, MA, November 18, 2009
  J.P. Morgan Annual Healthcare Conference, San Francisco, CA, January 11-14, 2010.

Today’s Conference Call Reminder

ARIAD will hold a live webcast of its quarterly conference call today, November 5, at 8:30 a.m. (EST). The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://www.ariad.com/investor. The call can be accessed by dialing 866-783-2146 (domestic) or 857-350-1605 (international) five minutes prior to the start time and providing the pass code 97543712. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for two weeks.

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company’s mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need – aggressive cancers where current therapies are inadequate. ARIAD’s lead product candidate, ridaforolimus, is an investigational mTOR inhibitor in Phase 3 clinical development in patients with advanced sarcomas and is being developed in collaboration with Merck & Co., Inc. ARIAD’s second product candidate, AP24534, is an investigational multi-targeted kinase inhibitor in Phase 1 clinical development in patients with hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB cell-signaling activity, which may be useful in treating certain diseases. For additional information about the Company, please visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, statements relating to the enrollment in, and timing of, the interim analyses of the SUCCEED trial, enrollment in other clinical trials of ridaforolimus, reporting of clinical proof-of-concept data for AP24534, and expectations related to the initiation of a registration trial for AP24534. Forward-looking statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-κB patent portfolio, and other factors detailed in the Company’s public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company’s expectations, except as required by law.

Herceptin® is a registered trademark of Genentech, Inc., a member of the Roche Group.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except share and per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
License and collaboration revenue	$2,155	$1,536	$6,148	$4,481
Operating expenses:
Research and development	14,384	13,365	47,939	36,067
General and administrative	3,472	8,255	12,412	23,431
Total operating expenses	17,856	21,620	60,351	59,498
Other income (expense), net	(5,108)	91	(7,797)	747
Net loss	$(20,809)	$(19,993)	$(62,000)	$(54,270)
Net loss per common share	$(.21)	$(.29)	$(.70)	$(.78)

Weighted average number of shares of common stock outstanding	100,274,893	69,429,185	88,119,741	69,369,602
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	September 30, 2009	December 31, 2008
	(Unaudited)
Cash, cash equivalents and marketable securities	$57,473	$39,068
Total assets	$85,233	$68,188
Working capital	$37,083	$14,174
Deferred revenue, total	$113,616	$97,264
Total liabilities	$157,542	$137,386
Stockholders’ deficit	$(72,309)	$(69,198)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

In thousands	Nine Months Ended September 30,
	2009	2008
	(Unaudited)	(Unaudited)
Net cash used in operating activities	$(36,018)	$(36,386)
Net cash provided by (used in) investing activities	11,588	(6,120)
Net cash provided by financing activities	57,660	9,776

Net increase (decrease) in cash and cash equivalents	$33,230	$(32,730)

CONTACT:
ARIAD Pharmaceuticals, Inc.
Maria E. Cantor, 617-621-2208